Exhibit 10.1

CONSULTING AGREEMENT FOURTH AMENDED ADDENDUM

This Consulting Agreement Fourth Amended Addendum is entered into effective as of January 1, 2006 (except as otherwise provided herein), and is a supplement to, and modification of, that certain Consulting Agreement (the “Original Agreement”) by and between F.Y.I. Incorporated (n/k/a SOURCECORP, Incorporated) (the “Company”) and David Lowenstein (“Consultant”), dated as of January 1, 2000.

1.             Change of Control.  Effective January 1, 2006, sub-paragraphs 9(c) and (e) of the Original Agreement are amended in their entirety to provide as follows:

9.  Change in Control.

(c)           Upon a Change in Control, the Company or its successor shall (A) provide prompt written notice to Consultant of the occurrence of the Change in Control, and (B) deliver to an independent corporate trustee in an escrow account, upon terms reasonably satisfactory to Consultant, an amount equal to the Consultant’s lump sum termination payment and the Gross-up Payment to which he is entitled in accordance with Section 9(g).  The escrow agreement shall provide that, to the extent that Consultant for any reason must report and pay federal, state, or local income tax or self-employment or excise tax on the lump sum termination payment or the Gross-up Payment, the escrow agent shall distribute to the Consultant the amount necessary to pay all federal, state and local income tax, self-employment tax and any excise tax as it becomes due. The Company shall bear the costs of establishing and maintaining the escrow account.  In any Change in Control situation in which (i) Consultant has received written notice from the successor to the Company that such pending successor is willing to assume the Company’s obligation hereunder or (ii) Consultant receives notice after the Change in Control that Consultant is being terminated, Consultant may nonetheless, at his sole discretion, elect to terminate this Agreement by providing written notice to the Company at any time prior to closing of the transaction and, subject to the termination provisions of paragraph 3 hereof, up to one (1) year after the closing of the transaction giving rise to the Change in Control.  In such case, the amount of the lump-sum termination payment due to Consultant shall be $1.5 million and the non-competition provisions of paragraph 7 shall all apply.  Payment shall be made either at closing if notice is served at least five (5) days before closing or within ten (10) days of written notice by Consultant.

(e)           A “Change in Control” shall be deemed to have occurred if:

(i)            any person, other than the Company or an employee benefit plan of the Company, acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of the Company and immediately after such acquisition such person is, directly or indirectly, the Beneficial Owner of voting securities representing 30% or more of the total voting power of all of the then-outstanding voting securities of the Company;

(ii)           the individuals (A) who, as of the closing date of the Company’s initial public offering, constitute the Board of Directors of the Company (the “Original Directors”) or (B) who thereafter are elected to the Board of Directors of the Company and whose election, or nomination for election, to the Board of Directors of the Company was approved by a vote of at least two-thirds (2/3) of the Original Directors then still in office (such directors becoming “Additional Original Directors” immediately following their election) or (C) who are elected to the Board of Directors of the Company and whose election, or nomination for election, to the Board of Directors of the Company was approved by a vote of at least two-thirds (2/3) of the Original Directors and Additional Original Directors then still in office (such directors also becoming “Additional Original Directors” immediately following their election), cease for any reason to constitute a majority of the members of the Board of Directors of the Company;

(iii)          stockholder approval of a merger, consolidation, recapitalization or reorganization of the Company, a reverse stock split of outstanding voting securities of the Company, or consummation of any such transaction if stockholder approval is not sought or obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by holders of at least 75% of the outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

(iv)          stockholder approval of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company’s assets (i.e., 50% or more of the total assets of the Company (including the Company’s subsidiaries)) or consummation of any such transaction if stockholder approval is not sought or obtained.

2.             Gross-Up Payment.  Effective January 1, 2006, paragraph 9(g) of the Original Agreement is amended in its entirety to provide as follows:

(g)           If any portion of the severance benefits, Change in Control benefits, termination payment, or any other payment under this Agreement, or under any other agreement with, or plan of the Company, including but not limited to stock options, warrants, restricted stock awards and other long-term incentives (in the aggregate “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, as amended (or any similar tax that may hereafter be imposed) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Consultant shall be entitled to receive from the Company an additional payment (the “Gross-up Payment”) (i.e., in addition to such other severance benefits, Change in Control benefits, termination payment or any other payments under this Agreement) in an amount such that the net amount of Total Payments and Gross-up Payment retained by the Consultant, after the calculation and deduction of all Excise Tax on the Total Payments and all federal, state and local income tax, self-employment tax and Excise Tax on the Gross-up Payment, shall be equal to the Total Payments.

For purposes of this paragraph, Consultant’s applicable Federal, state and local taxes shall be computed at the maximum marginal rates, taking into account the effect of any loss of personal exemptions or itemized deductions resulting from receipt of the Gross-Up Payment.

All determinations required to be made under this paragraph 9(g), including whether a Gross-Up Payment is required, and the assumptions to be used in determining the Gross-Up Payment, shall be made by the Company’s current independent accounting firm, or such other firm as the Company may designate in writing prior to a Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Consultant within twenty business days of the receipt of notice from Consultant that there will likely be a Change in Control, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the party effecting the Change in Control or is otherwise unavailable, Consultant (together with all employees with comparable appointment rights in their respective employment agreements such that Consultant and all such employees may collectively select a single accounting firm) may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm with respect to such determinations described above shall be borne solely by the Company.

Consultant agrees (unless requested otherwise by the Company) to use reasonable efforts to contest in good faith any subsequent determination by the Internal Revenue Service that Consultant owes an amount of Excise Tax greater than the amount determined pursuant to this Section; provided, that Consultant shall be entitled to reimbursement by the Company (on an after tax basis) of all fees and expenses reasonably incurred by Consultant in contesting such determination.  In the event the Internal Revenue Service or any court of competent jurisdiction determines that Consultant owes an amount of Excise Tax that is greater than the amount previously taken into account and paid under this Agreement (such additional Excise Tax being the “Additional Excise Tax”), the Company shall promptly pay to Consultant the amount of such shortfall.  In the case of any payment that the Company is required to make to Consultant pursuant to the preceding sentence (a “Later Payment”), the Company shall also pay to Consultant an additional amount such that after payment by Consultant of all of Consultant’s applicable Federal, state and local taxes, including any interest and penalties assessed by any taxing authority, on the Later Payment, Consultant will retain from the Later Payment an amount equal to the Additional Excise Tax, which Consultant shall use to pay the Additional Excise Tax.

3.             Section 409A Provisions.  Effective January 1, 2006, the following provisions are added as Paragraph 17 of the Agreement:

17.   Section 409A.

(a)         Notwithstanding any provision of the Agreement to the contrary, if Consultant is a “specified employee” as defined under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended or any regulations or Treasury guidance promulgated thereunder, Consultant shall not be entitled to any payments or benefits upon a separation from service until the earlier of (i) the date which is six months after his separation from service as such term is defined under Section 409A for any reason other than death or (ii) the date of his death.  The provisions of this paragraph 17 shall only apply if required to comply with Section 409A.

(b)         If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Consultant to incur any additional tax or interest under Section 409A, the Company shall, after promptly consulting with and receiving the approval of Consultant (which shall not be unreasonably withheld), reform such provision; provided that the Company agrees (both in the application of this sub-paragraph (b) and the above sub-paragraph (a)) to maintain, to the maximum extent practicable, the original intent and economic benefit to Consultant of the applicable provision without violating the provisions of Section 409A.

(c)           This paragraph 17 shall survive any termination of this Agreement.

4.             Governing Laws.  This Fourth Amended Addendum shall in all respect be construed according to the laws of the State of Texas.

5.             Counterparts.  This Fourth Amended Addendum may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instruments.

6.             Effect of Fourth Amended Addendum.  Except as specifically amended by this Fourth Amended Addendum, all provisions of the Original Agreement (as amended by the Consulting Agreement Amended Addendum entered into effective October 1, 2004, the Second Amended Addendum entered into effective December 18, 2004, and the Third Amended Addendum entered into effective January 1, 2005) remain in full force and effect in accordance with their express terms.

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended Addendum as of the day and year first above written.

SOURCECORP, Incorporated (f/k/a/ F.Y.I. Incorporated)		CONSULTANT

By:	/s/ Thomas C. Walker	/s/ David Lowenstein
	Thomas C. Walker Chairman and Chief Development Officer	David Lowenstein